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                                                                      Exhibit 1c


                               WEISS TREASURY FUND

                              Trustee's Certificate


         The undersigned hereby certifies that he is a duly elected and qualified Trustee of Weiss Treasury Fund, a Massachusetts business trust (the "Trust"), and that, pursuant to Article VIII, Section 8.2 of the Trust's Declaration of Trust dated and filed with The Commonwealth of Massachusetts August 10, 1995, the Weiss Intermediate Treasury Fund series of the Trust was terminated by a written instrument dated December 10, 1997 and signed by a majority of the Trustees.


Dated:  February 9, 1998                    JOHN N. BREAZEALE
                                            John N. Breazeale, as Trustee